Realty Capital Securities, LLC

Three Copley Place, Suite 3300, Boston, MA 02116, T 877-373-252

COMMUNICATION TO DUE DILIGENCE OFFICERS AND FINANCIAL ADVISORS AFFILIATED
WITH AMERICAN REALTY CAPITAL TRUST IV, INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, through March 13, 2013, American Realty Capital Trust IV, Inc. (“ARCT IV”) had raised $915.7 million of the $1.5 billion offering (not including amounts available under the $237.5 million ARCT IV DRIP which amounts, as described more fully in the prospectus, may be reallocated to the primary offering). A Form 8-K including this announcement was filed today with the Securities and Exchange Commission.

The average weekly equity raise over the past month suggests that ARCT IV will reach its maximum offering capacity and close to new investments no later than early spring 2013. Investments will be processed and accepted until the full registered amount has been satisfied. Financial advisors should plan accordingly when presenting ARCT IV for their clients’ investment consideration as it is possible, for example, that future subscriptions made through qualified plans, including IRAs, may not be received prior to the maximum offering amount being reached.

Your firm has been an important part of the selling group and we appreciate your efforts to support ARCT IV’s fundraising. Over the coming weeks we will provide you with regular updates on the status of ARCT IV.

Please contact us at 877-373-2522 with any questions on this information.

Michael Weil

Chief Executive Officer

Louisa Quarto

President

March 15, 2013